Exhibit 99.1

Contact: John E. Vollmer III
Chief Financial Officer
Patterson-UTI Energy, Inc.
(281) 765-7100

Patterson-UTI Comments on Third Quarter 2011 Results

HOUSTON, Texas – October 12, 2011 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today announced that it currently expects third quarter of 2011 earnings per share to be similar to the second quarter of 2011.

Revenues for the third quarter of 2011 increased by 12% to $674 million, compared to $600 million for the second quarter of 2011. This increase includes approximately $50 million from our drilling segment and $25 million from our pressure pumping segment, partially offset by a decrease in revenue from the sale of oil and natural gas. The improved drilling revenue results from both higher rig count and average revenue per operating day. Pressure pumping revenue increased more than 12% sequentially despite the interruption of operations caused by hurricane related flooding in Appalachia.

Increases in operating expenses and non-cash costs (depreciation, depletion, amortization and impairment) are largely expected to offset the revenue improvements described above. Operating expenses for both drilling and pressure pumping increased as a result of higher activity levels and some cost inflation. Sequentially, average costs per operating day in the drilling segment also increased primarily as a result of higher repairs, maintenance and labor costs. Unusually high levels of repairs and maintenance expenses were incurred during the quarter in connection with operating the Company’s conventional rig fleet. Improvements were made to allow these rigs to continue to operate at high utilization and to perform efficiently in the current environment. Labor costs increased primarily as a result of higher wages and additional training costs for field personnel in certain of the markets in which we operate. Operating expenses as a percentage of revenue for pressure pumping were higher primarily as a result of the weather delays in Appalachia.

The Company also said that it is retiring twenty-two of its mechanical drilling rigs. Components of twenty-one of these rigs will be transferred to spare parts inventory to support other rigs in the fleet. One rig was destroyed as a result of a well fire and has been retired. Our third quarter 2011 current expectation discussed above includes the financial impact of these retirements.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC has approximately 350 marketable land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, Pennsylvania, West Virginia, Ohio and western Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Because the quarter ended September 30, 2011 has recently ended, the financial information presented above for the quarter reflects estimates based only upon preliminary information currently available to the Company. The financial information presented above for the quarter is not a comprehensive statement of the Company’s financial results for the three months ended September 30, 2011. The Company’s financial results for the three months ended September 30, 2011 may vary from the preliminary financial information provided above, and such variation may be material. Accordingly, investors should not place undue reliance on these preliminary estimates.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration of global economic conditions, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on rates, utilization, margins and planned capital expenditures, excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction, adverse industry conditions, adverse credit and equity market conditions, difficulty in integrating acquisitions, shortages of equipment and materials, governmental regulation and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.